ATTACHMENT FOR CURRENT FILING OF N-SAR

SUB-ITEM 77D

For John Hancock Income Securities Trust

For John Hancock Investors Trust:

On March 20, 2013, the Board of Trustees of each Fund has approved revisions to the Funds’ investment policies. The revised investment policies provide that each Fund’s investments in investment grade and below investment grade securities will be calculated based on the Fund’s “net assets plus borrowings for investment purposes” rather than its “total assets.”

John Hancock Income Securities Trust

Under the prior investment policy, the Fund was required to invest at least 75% of its total assets in debt securities which are rated, at the time of acquisition, investment grade or in unrated securities determined to be of comparable credit quality. The Fund was authorized to invest up to 25% of its total assets in debt securities rated below investment grade at the time of acquisition. The new investment policy provides that the Fund will invest at least 75% of its net assets (plus borrowings for investment purposes) in debt securities that are rated, at the time of acquisition, investment grade (i.e., at least “Baa” by Moody’s Investors Service, Inc. (“Moody’s”) or “BBB” by Standard & Poor’s Ratings Services (“S&P”)), or in unrated securities determined by the Fund’s investment adviser or subadviser to be of comparable credit quality. In addition, the Fund may invest up to 25% of its net assets (plus borrowings for investment purposes) in debt securities that are rated, at the time of acquisition, below investment grade (“junk bonds”) (i.e., rated “Ba” or lower by Moody’s or “BB” or lower by S&P), or in unrated securities determined by the Fund’s investment adviser or subadviser to be of comparable credit quality.

John Hancock Investors Trust

Under the prior investment policy, the Fund was required to invest at least 30% of its total assets in debt securities which are rated, at the time of acquisition, investment grade or in unrated securities determined to be of comparable credit quality. The Fund was authorized to invest up to 70% of its total assets in debt securities rated below investment grade. The new investment policy provides that the Fund will invest at least 30% of its net assets (plus borrowings for investment purposes) in debt securities that are rated, at the time of acquisition, investment grade (i.e., at least “Baa” by Moody’s Investors Service, Inc.  (“Moody’s”) or “BBB” by Standard & Poor’s Ratings Services (“S&P”)), or in unrated securities determined by the Fund’s investment adviser or subadviser to be of comparable credit quality. In addition, the Fund may invest up to 70% of its net assets (plus borrowings for investment purposes) in debt securities that are rated, at the time of acquisition, below investment grade (“junk bonds”) (i.e., rated “Ba” or lower by Moody’s or “BB” or lower by S&P) or in unrated securities determined by the Fund’s investment adviser or subadviser to be of comparable credit quality.